SEALRIGHT CO., INC.

                           9201 Packaging Drive
                           DeSoto, Kansas 66018


                 Notice of Annual Meeting of Shareholders

                          To Be Held May 23, 1997

TO ALL SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of Sealright Co., Inc., a Delaware corporation, will be held the 23rd day of May, 1997, 9:00 a.m., at the Dallas Room, Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, for the following purposes:

     (1) To elect the members of the Board of Directors for the ensuing year or until their successors are duly elected and qualified;

     (2) To appoint KPMG Peat Marwick LLP as independent auditors of the Company for 1997;

     (3) To vote on a shareholder proposal to engage an investment banking firm to explore alternatives to enhance shareholder value; and

     (4) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 28, 1997 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual
Meeting or any adjournments or postponements thereof.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Charles F. Marcy
                              Charles F. Marcy
                              President and Chief Executive Officer

Date:  March 31, 1997




                    Important - Your Proxy is Enclosed

          You are urged to sign, date and mail your Proxy even though you may plan to attend the Annual Meeting. No postage is required if mailed in the United States. If you attend the Annual Meeting, you may vote by Proxy or you may withdraw your Proxy and vote in person. By returning your Proxy promptly, a quorum will be assured at the Annual Meeting, which will prevent costly follow-up and delays.

                            SEALRIGHT CO., INC.

                            9201 Packaging Drive
                             DeSoto, KS   66018



                      Annual Meeting of Shareholders

                          To Be Held May 23, 1997



                              PROXY STATEMENT

     The accompanying Proxy is solicited by the Board of Directors of Sealright Co., Inc., a Delaware corporation (the "Company"), for use at its Annual Meeting of Shareholders (the "Annual Meeting") to be held on Friday, May 23, 1997, 9:00 a.m., at the Dallas Room, Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, and any adjournments or postponements thereof. Shares represented by duly executed Proxies received prior to the Annual Meeting will be voted at the Annual Meeting. If a shareholder specifies a choice on the form of Proxy with respect to any proposal set forth therein, the shares will be voted in accordance with such directions made therein with respect to the proposals described in this Proxy Statement. Any person giving a Proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company at any time prior to its use.

     The Company will bear all the costs of solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by personal contact or telephone by officers or representatives of the Company, and the Company may reimburse brokers or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy soliciting material to beneficial owners. This Proxy Statement and the accompanying form of Proxy are first being mailed or given to shareholders on or about March 31, 1997.

     Only shareholders of record at the close of business on March 28, 1997 will be entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had 11,071,991 shares of common stock issued and outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter brought to a vote. The affirmative vote of a plurality of the shares of common stock voting is required for the election of each nominee for director. The affirmative vote of a majority of the issued and outstanding shares of common stock is required for approval of the appointment of the independent public accountants and the shareholder proposal regarding the engagement of an investment banking firm. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

     Management does not know of any matters, other than those referred to in the accompanying Notice of Annual Meeting of Shareholders, which are to come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the accompanying form of Proxy, or their substitutes, will vote in accordance with their judgment of the best interests of the Company on such matters.

  Stock Ownership of Certain Beneficial Owners and Management

     The following table sets forth with respect to the Company's common stock as of December 31, 1996: (i) the only persons known to be beneficial owners of more than 5% of the Company's common stock; (ii) shares beneficially owned by all directors and nominees; (iii) each of the executive officers named in the Summary Compensation Table set forth herein; and (iv) shares beneficially owned by all directors and executive officers as a group.



                             Number of Shares and
  Name and Address           Nature of Beneficial     Percent
  of Beneficial Owner          Ownership(1)           Of Class


G. Kenneth Baum                 4,155,115(2)(3)        37.5%


William D. Thomas               3,812,700(3)(4)        34.4%


George K. Baum Group, Inc.      3,412,500(5)           30.8%
120 West 12th Street
Kansas City, Missouri 64105


T. Rowe Price Associates, Inc.     675,500              6.1%
100 East Pratt Street
Baltimore, Maryland 21202

David L. Babson & Co., Inc.        606,800              5.5%
One Memorial Drive
Cambridge, Massachusetts
   02142-1300


Marvin W. Ozley                   169,878(6)            1.7%


Frederick O. DeSieghardt          125,200(7)            1.1%


Charles F. Marcy                   34,935(8)             *


John T. Carper                     25,202(9)             *


Lawrence D. Boyle                  20,095(10)(11)        *


Richard F. Anderson                17,742(12)            *


Charles A. Sullivan                 5,000                *


Robert F. Hagans                    4,200(13)            *


A. Lawrence Walton                  1,800(14)            *


D. Patrick Curran                   1,000                *


Arthur R. Schulze                   1,000                *


John T. Slattery                    1,000(15)            *



Shawn K. Nicholas                     237(16)            *


Directors and Executive         4,893,128              44.1%
Officers as a Group
(15 persons)


* Percentages do not exceed 1% of the issued and outstanding shares of common stock.


(1) Calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Nature of beneficial ownership of securities is direct unless indicated otherwise by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless otherwise indicated by footnote.
(2) Includes 742,615 shares held indirectly by Mr. Baum as trustee of a revocable trust established by him.
(3)  Includes 3,412,500 shares owned by George K. Baum
     Group, Inc. (Group) Mr. Baum and Mr. Thomas are each a director, officer and shareholder of Group and have shared voting and investment power over these shares.
(4) Includes 300,000 shares held directly and 100,000 shares held by his spouse and 200 shares held by his spouse as custodian for their children, in which he disclaims beneficial ownership.
(5) Excludes shares owned by officers and employees of Group and its subsidiaries.
(6) Includes 104,500 shares held indirectly by Mr. Ozley as trustee of a revocable trust established by him; 41,750 shares held by his spouse as trustee of a revocable trust established by her; 19,500 shares held in trust for the benefit of Mr. Ozley's daughter, of which his spouse is trustee; 127 shares which are owned in the Company's Long-Term Savings Plan (LTSP); and options to acquire 2,667 units. Each unit consists of one share of common stock and one-half share of restricted stock. These options are currently exercisable.
(7) Such shares held indirectly by Mr. DeSieghardt as trustee of a revocable trust established by him.
(8) Includes 10,500 shares owned by Mr. Marcy, 1,000 shares held jointly with his wife, 227 shares owned in the LTSP, 20,000 shares issuable pursuant to options which are currently exercisable, 208 shares which are owned in the LTSP but are voted by the Plan's Administration Committee, of which Mr. Marcy is not a member, and 3,000 shares held by the Sealright Foundation, Inc., a 501(c)(3) foundation of which Mr. Marcy and Mr. Carper are trustees.
(9) Includes 13,000 shares owned by Mr. Carper, 960 shares owned in the LTSP, 8,000 shares issuable pursuant to options which are currently exercisable, 242 shares which are owned in the LTSP but are voted by the Plan's Administration Committee, of which Mr. Carper is not a member, and 3,000 shares held by the Sealright Foundation, Inc., a 501(c)(3) foundation of which Mr. Marcy and Mr. Carper are trustees.
(10) Includes 1,863 shares owned by Mr. Boyle, 432 restricted shares, 16,500 shares issuable pursuant to options which were exercisable, 336 shares owned in the LTSP, and 259 shares owned in the LTSP but are voted by the Plan's Administration Committee, of which Mr. Boyle is not a member. In addition, Mr. Boyle owned options to acquire 470 units. Each unit consisted of one share of common stock and one-half share of restricted stock.
(11) Mr. Boyle resigned from the Company on January 4, 1997. All options and restricted shares were forfeited.
(12) Includes 1,292 shares owned by Mr. Anderson; 646 restricted shares; 4,500 shares held jointly with his spouse; 242 shares which are owned in the LTSP, but are voted by the Plan's Administration Committee, of which Mr. Anderson is not a member, 10,000 shares issuable pursuant to options which are currently exercisable; and options to acquire 708 units. Each unit consists of one share of common stock and one-half share of restricted stock.
(13) Such shares held indirectly by Mr. Hagans as trustee of a revocable trust established by him.
(14) Includes 1,000 shares held jointly with his wife, 569 shares owned in the LTSP and 231 shares which are owned in the LTSP but are voted by the Plan's Administration Committee, of which Mr. Walton is not a member.
(15) Ownership is comprised of 1,000 options which are currently exercisable.
(16) Includes 225 shares owned in the LTSP and 12 shares which are owned in the LTSP but are voted by the Plan's Administration Committee, of which Mr. Nicholas is not a member.




              Proposal One: Election of Directors

     The shares represented by the enclosed Proxy will be voted, unless otherwise indicated, for the election of the nine nominees for director named below. The directors elected at the Annual Meeting will serve for one year or until their successors are duly elected and qualified. In the unanticipated event that any nominee for director should become unavailable, the Board of Directors, at its discretion, may designate a substitute nominee, in which event such shares will be voted for such substitute nominee.

     MANAGEMENT RECOMMENDS A VOTE FOR THE ELECTION OF THE
NINE NOMINEES FOR DIRECTOR NAMED BELOW.

Name of Nominee   Director        Principal Occupation for Last
  for Director     Since   Age    Five Years and Directorships

G. Kenneth Baum(1)   1983  66  Chairman of the Board of George
                               K. Baum Group, Inc., an
                               investment company in Kansas
                               City, Missouri, since May 1994.
                               Chairman of the Board of George
                               K. Baum & Company, an investment
                               banking firm, from April 1982
                               until May 1994.  Mr. Baum is also
                               a director of H & R Block, Inc.,
                               Unitog Company (Unitog), and
                               Interstate Bakeries Corporation
                               (Interstate).

D. Patrick
    Curran(2)        1992  52  Chairman of the Board and
                               President of Curran Companies, a
                               manufacturer and supplier of
                               specialty chemicals, since August
                               1979.  Mr. Curran is also a
                               director of Unitog, Applebee's
                               International, Inc. and American
                               Safety Razor Co.

Frederick O.
    DeSieghardt      1983  72  Retired Vice Chairman of the
                               Board of the Company from
                               February 1988 until his
                               retirement in 1990.  Mr.
                               DeSieghardt has been associated
                               with the Company since September
                               1964.

Robert F.
     Hagans(1)(2)    1983 70   Retired Chairman of the Board of
                               Unitog, a publicly held company
                               engaged in the design,

Name of Nominee   Director     Principal Occupation for Last
 for Director     Since   Age  Five Years and Directorships

                               manufacture and rental of
                               business and work garments, prior
                               to his retirement in September
                               1991.  Mr. Hagans is also a
                               director of Unitog.

Charles F. Marcy     1995  46  President and CEO of the Company
                               since August 1995.  President of
                               the Golden Grain Company (Golden
                               Grain), a subsidiary of Quaker
                               Oats, Inc. (Quaker) from April
                               1993 to August 1995.  President
                               of National Dairy Products Corp.,
                               a division of Kraft General
                               Foods, Inc. from January 1991 to
                               April 1993

Marvin W. Ozley      1986  63  Retired Chairman of the Board,
                               President and CEO of the Company
                               from April 1989 to August 1995.

Arthur R. Schulze    1993  66  Retired Vice Chairman of the
                               Board  of General Mills, Inc.
                               from  October 1989 until his
                               retirement  in April 1993.  Mr.
                               Schulze is  also a director of
                               Interra Financial, Inc.

Charles A.
    Sullivan         1992  61  Chairman of the Board of
                               Interstate since May 1991.
                               President and CEO of Interstate
                               since March 1989. Mr. Sullivan is
                               a director of UMB Bank, n.a. and
                               The Andersons, Inc.

William D.
     Thomas(1)(2)    1983  53  President of George K. Baum
                               Group, Inc. since May 1994.  Vice
                               Chairman of George K.  Baum &
                               Company from June 1991 until May
                               1994.  Mr. Thomas is also a
                               director of Unitog.
_________________________

(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.


     The Board of Directors of the Company held nine meetings during 1996. No director standing for election at the Annual Meeting attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served during 1996.

     The Compensation Committee held three meetings during 1996. The functions performed by the Compensation Committee are the review of salaries of certain officers and bonuses of executive officers, the administration of the Leadership Incentive Plan, and the Stock Option Plans and the overall administration of the Company's compensation program.

     The Audit Committee held four meetings during 1996. The functions performed by the Audit Committee are review of significant financial information of the Company, ascertainment of the existence of an effective accounting and internal control system, oversight of the audit function and recommendation of the appointment of the independent public accountants of the Company.

     The Company does not have a standing nominating committee.


                            Executive Officers

    In addition to those executive officers listed in the foregoing table of director nominees, the Company's other executive officers as of March 12, 1997 were as follows:


Name of Non-Director             Principal Occupation for
Executive Officers   Age             Last Five Years

Richard F.
   Anderson          53     Senior Vice President International
                            since December 1995.  From October
                            1992 to December 1995, he was Senior
                            Vice President of Flexible Packaging
                            of the Company.  From August 1986
                            through September 1992 he was the
                            Executive Vice President and General
                            Manager of Jaite Packaging, Inc., a
                            wholly owned subsidiary of the
                            Company.

John T. Carper       45     Senior Vice President of Finance and
                            CFO of the Company since May 1994.
                            From July 1989 to May 1994, he was a
                            partner with KPMG Peat Marwick LLP,
                            independent public accountants.

Mark E. Dowey        45     Vice President of Dairy Sales since
                            March 1997.  From 1988 to 1997 he
                            was Director of Sales of Sweetheart
                            Packaging, a strategic business unit
                            of Sweetheart Cup Co. Inc.  From
                            1986 to 1988 he was Director of
                            Marketing of Fort Howard Corporation.

J. Patrick Muldoon   37     Vice President of Marketing and
                            Strategy of the Company since
                            January 1996.  Since August 1996, he
                            has also overseen the Research and
                            Development function.  From July
                            1995 to January 1996, he was
                            Director of Customer Marketing for
                            Golden Grain.  From July 1989 to
                            July 1995, he held various marketing
                            positions with Quaker.


Name of Non-Director             Principal Occupation for
Executive Officers   Age             Last Five Years

Shawn K. Nicholas    33     Director of Customer Service of the
                            Company since February 1996.  From
                            November 1995 to February 1996, he
                            was Director of Strategic
                            Transition.  From March 1995 to
                            November 1995, he was Manager of
                            Process Improvement.  From December
                            1992 to March 1995, he was the
                            Facility Project Manager.  From
                            February 1991 to December 1992, he
                            was a Division Accounting Manager.

Steven D. Saucier    43     Senior Vice President of Supply
                            Chain since April 1996.  From
                            January 1992 to April 1996, he was
                            the Manufacturing Manager for the
                            flexible films division of Mobil
                            Corporation.

John T. Slattery     49     Vice President of Information
                            Systems and Chief Information
                            Officer of the Company since
                            December 1995.  From March 1993 to
                            December 1995, he was Vice President
                            and Chief Information Officer of
                            James River Corporation.  From
                            January 1990 to March 1993, he was
                            Vice President/General Manager of
                            James River.

T. Carl Walker, II   43     Vice President of Human Resources of
                            the Company since July 1996.  From
                            January 1995 to July 1996, he was
                            Director of Human Resources for
                            Quaker.  From November 1978 to
                            January 1995, he held various
                            managerial positions with Hewlett-Packard.


Name of Non-Director             Principal Occupation for
Executive Officers   Age             Last Five Years

A. Lawrence Walton   52     Vice President of Food and Beverage
                            Sales of the Company since August
                            1996.  From February 1996 to August
                            1996, he was Vice President of
                            Research and Development.  Mr.
                            Walton was Vice President, Marketing
                            and Technical Services of Packaging
                            Industries, Inc., a wholly owned
                            subsidiary of the Company, from June
                            1994 to February 1996.  From July
                            1991 to June 1994, he was Vice
                            President of Marketing & Sales with
                            Glenroy, Inc., a flexible packaging
                            company.



      Executive Compensation And Other Information Summary

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (determined as of December 31, 1996) for the years ended December 31, 1996, 1995 and 1994:

                 Summary Compensation Table (Part 1 of 2)


                                Annual Compensation

 Name and                                           Other Annual
 Principal                     Salary     Bonus     Compensation
 Position               Year     ($)       ($)          ($)

Charles F. Marcy,       1996   300,000    150,000        -
 President and          1995   114,808    107,535        -
 CEO                    1994     N/A        N/A         N/A

Richard F.              1996   207,495      -0-          -
 Anderson,              1995   205,800      -0-          -
 Senior Vice            1994   197,240     60,326        -
 President, International

Lawrence D.             1996   188,400      -0-          -
 Boyle,                 1995   188,400      -0-          -
 Senior Vice            1994   181,400     66,974        -
 President, Sales

John T. Carper,         1996   168,000      -0-          -
 Senior Vice            1995   164,670     12,000        -
 President, Finance     1994   100,005     27,900        -
 and CFO

J. Patrick Muldoon      1996   155,000      -0-          -
 Vice President of      1995    N/A          N/A        N/A
 Marketing and          1994    N/A          N/A        N/A
 Strategy, Research
 and Development



                 Summary Compensation Table (Part 2 of 2)



                                    Long-Term Compensation
                               Awards          Payouts
                         Restricted Securities
                           Stock    Underlying  LTIP      All Other
                          Awards(a)  Options(b)Payouts   Compensation
                   Year     ($)        (#)       ($)       ($)

Charles F. Marcy,  1996    -0-        -0-       N/A         9,824(1)
 President and     1995    -0-      100,000     N/A       194,556(2)
 CEO               1994    N/A        N/A       N/A          N/A

Richard F.         1996    -0-        -0-       N/A         5,467(3)
 Anderson,         1995   2,422       -0-      43,750       6,947(4)
 Senior Vice       1994    -0-        7,000     -0-         5,077(5)
 President, International

Lawrence D.        1996    -0-        -0-       N/A         4,945(6)
 Boyle,            1995   1,620       -0-      29,167       6,678(7)
 Senior Vice       1994    -0-       11,333     -0-         4,817(8)
 President, Sales

John T. Carper,    1996    -0-        -0-       N/A         4,406(9)
 Senior Vice       1995    -0-        -0-       N/A         2,450(10)
 President,        1994    -0-       20,000     N/A          -0-
 Finance and CFO

J. Patrick Muldoon 1996    -0-       15,000     N/A       74,070(11)
 Vice President    1995    N/A        N/A       N/A          N/A
 Marketing and     1994    N/A        N/A       N/A          N/A
 Strategy, Research
 and Development


____________________

(a) Dividends were paid on restricted stock at the same rate as to holders of the Registrant's common stock.
(b) Mr. Anderson's 1994 options consist of options to acquire 5,000 shares of common stock pursuant to the 1987 Stock Option Plan (1987 Plan) and an option to acquire 2,000
      Units pursuant to the Long Term Incentive Plan (LTIP).
      Each Unit consists of one share of common stock and one-half share of restricted stock. Mr. Boyle's 1994 options consist of options to acquire 10,000 shares of common stock pursuant to the 1987 Plan and an option to acquire 1,333 Units pursuant to the LTIP.
(c) Messrs. Anderson and Boyle exercised options issued pursuant to the LTIP on February 28, 1995 and received the cash units indicated in the "LTIP Payouts" column.



(1) Company's payments for reimbursement of moving expenses ($7,387) and Long-Term Savings Plan ($2,437).
(2) Company's payments for reimbursement of moving expenses ($51,699) and tax protected home equity loss ($142,857).
(3) Company's payments for Long-Term Savings Plan ($3,970), Deferred Compensation ($1,191) and term life insurance premiums ($306).
(4) Company's payments for Long-Term Savings Plan ($3,351), Deferred Compensation ($3,302) and term life insurance premiums ($294).
(5) Company's payments for Long-Term Savings Plan ($2,910), Deferred Compensation ($1,873) and term life insurance premiums ($294).
(6) Company's payments for Long-Term Savings Plan ($3,974), Deferred Compensation ($665) and term life insurance premiums ($306).
(7) Company's payments for Long-Term Savings Plan ($3,322), Deferred Compensation ($3,062) and term life insurance premiums ($294).
(8) Company's payments for Long-Term Savings Plan ($3,750), Deferred Compensation ($785) and term life insurance premiums ($282).
(9) Company's payments for Long-Term Savings Plan ($3,971) and Deferred Compensation ($435).
(10)  Company's payments for Long Term Savings Plan ($2,450).
(11) Company's payments for signing bonus ($26,000), reimbursement of moving expenses ($17,070), and guaranteed bonus of $31,000.

          Option Grants, Exercises and Holdings

     The following table provides further information concerning grants of stock options pursuant to the 1995 Stock Option Plan:

                 Option Grants In Last Fiscal Year (Part 1 of 2)


                             Individual Grants (1)


                     Number of
                     Securities Percent of Total
                     Underlying Options Granted Exercise
                     Options    to Employees      or       Expiration
  Name               Granted(#) in Fiscal Year  Base Price    Date

J. Patrick Muldoon    15,000(2)     26.3%         $11.00    06/21/06




                 Option Grants In Last Fiscal Year (Part 2 of 2)


                                  Potential Realizable Value
                                  at Assumed Annual Rates of
                                  Stock Price Appreciation
                                  for Option Term


                                  0%          5%        10%

J. Patrick Muldoon              $-0-       $104,000  $263,000



(1) All options were granted with an exercise price equal to the closing sale price for the Company's common stock on the date of grant, as reported on the NASDAQ National Market System. Except in the event of death, disability or retirement, if any of the named executive officers ceases to be employed by the Company, his options shall terminate immediately. Upon a merger or consolidation in which the Company is not the surviving corporation, all options outstanding shall become vested and exercisable immediately prior to such merger or consolidation.
(2) Each option vests ratably over five years on each anniversary date after the date of grant.


     The following table provides information with respect to the named executive officers concerning exercised and unexercised options as of the end of 1996:

            Option Exercises and Year End Option Values

                                       Number of      Value of
                                       Securities     Unexercised
                                       Underlying     In-the-Money
                                       Unexercised    Options at
                                       Options at       Fiscal
                  Shares               Fiscal          Year-End
                 Acquired              Year-End (#)       ($)
                   on        Value
                 Exercise   Realized   Exercisable/   Exercisable/
Name               (#)        ($)      Unexercisable  Unexercisable

Charles F.        -0-          -0-        20,000/          -0-/
  Marcy                                    80,000          -0-

Richard F.
  Anderson        -0-          -0-         10,708/         -0-/
                                            3,000          -0-

Lawrence D.
  Boyle           -0-          -0-         16,970/         -0-/
                                            3,000          -0-

John T.
  Carper          -0-         -0-           8,000/         -0-/
                                           12,000          -0-

J. Patrick
  Muldoon         -0-          -0-             -0-/         -0-/
                                           15,000           -0-




                      Retirement Income Plan

     The retirement benefits pursuant to the Company's pension plan are generally based on the average annual compensation of the highest five consecutive years of annual compensation (salary and bonus, as identified in the Summary Compensation Table, above) during the previous ten years of credited service. The following table sets forth the estimated annual retirement benefits payable (on a straight-life annuity basis) upon normal retirement to participating employees in the specified remuneration and years-of-service classifications. Such retirement benefits are not subject to reduction for Social Security benefits. The estimated credited years of service for the named executive officers based on continued service to normal retirement age would be: Mr. Marcy, 20 years; Mr. Anderson, 22 years; Mr. Carper, 21 years; Mr. Muldoon, 28 years.

     In 1994, the Company amended the payout formula of the pension plan that covers salaried employees. All of the named executives with the exception of Mr. Anderson will receive pension payments set forth in the following table. Mr. Anderson's pension payments are substantially similar to those shown in the following table.


                            Pension Plan Table




Remuneration                     Years of Service


                15         20        25          30         35

$125,000      $17,250    $23,000   $28,750     $34,500    $40,250
$150,000      $20,700    $27,600   $34,500     $41,400    $48,300
$175,000      $24,150    $32,200   $40,250     $48,300    $56,350
$200,000      $27,600    $36,800   $46,000     $55,200    $64,400
$225,000      $31,050    $41,400   $51,750     $62,100    $72,450
$250,000      $34,500    $46,000   $57,500     $69,000    $80,500
$300,000      $41,400    $55,200   $69,000     $82,800    $96,600
$400,000      $55,200    $73,600   $92,000    $110,400   $128,800
$450,000      $62,100    $82,800  $103,500    $124,200   $144,900
$500,000      $69,000    $92,000  $115,000    $138,000   $161,000


     Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires and, in the case of those subject to reduction of benefits under the Internal Revenue Code, selection by the administrative committee of the Deferred Compensation Plan to participate in the Company's supplemental executive retirement provisions under such Deferred Compensation Plan.


Compensation of Directors

     During fiscal year 1996, each non-officer director was paid an annual director's fee of $12,000 and $500 for each meeting of the Board of Directors or its committees which he attended. The Company paid a total of $116,000 in directors' fees in 1996. Mr. Marcy and Mr. Ozley do not receive any fees for attendance at meetings.

     In order to more closely align director interests with those of the Company's shareholders, the Board of Directors adopted a compensation plan whereby at least 50% of the Board's annual compensation will be paid in the form of Sealright common stock with the remaining compensation in the form of cash. The compensation plan is effective January 1, 1997. The new compensation plan did not increase the value of director compensation, which remained at $12,000 annually and $500 for each board and committee meeting attended. The stock received by the directors is restricted from resale for three years following issuance. The directors are entitled to any dividends declared on such shares.

Compensation Committee Interlocks

     The Compensation Committee consists of G. Kenneth Baum,
Robert F. Hagans and William D. Thomas.  There are no
Compensation Committee interlocks with other companies.

Agreements

     In January, 1996, the Company entered into an employment agreement with J. Patrick Muldoon, the Company's Vice President of Marketing and Strategy and Research and Development. Under the agreement, Mr. Muldoon's beginning base salary is $155,000 with a guaranteed bonus of $31,000 for the year ended 1996. Mr. Muldoon is eligible to participate in the bonus program made available to other Company executives following 1996. Mr. Muldoon received an initial signing bonus of $26,000. In addition, Mr. Muldoon was granted a ten-year option to purchase 15,000 shares of common stock at $11.00 per share, the fair market value of the Company's common stock at the date of grant. The options vest in five equal annual installments, commencing January 8, 1997, subject to accelerated vesting in the event of a change of control of the Company during the five year vesting period. Upon termination of employment by the Company, except for cause, Mr. Muldoon is entitled to a payment equal to 12 months salary.

Compensation Committee Report on Executive Compensation

    On an annual basis, the Compensation Committee reviews the salaries and bonuses of the executive officers and other employees, administers the 1987 Stock Option Plan (the "1987 Plan"), the 1995 Stock Option Plan (the "1995 Plan"), and oversees the administration of the Company's compensation program. From time to time, the Committee engages the use of independent compensation consultants to aid in focusing and implementing the Company's compensation policies and objectives.

    In accordance with the Securities and Exchange Commission's rules designed to enhance disclosure of companies' policies toward executive compensation, the following report is submitted by the committee members in their capacity as the Board's Compensation Committee. The report addresses the Company's compensation policy as it related to the executive officers for the 1996 fiscal year.

General Compensation Policy

    The Compensation Committee has been, and continues to be, guided by a belief that executive compensation should reflect the Company's ability to create shareholder value. To this end, the Company recently adopted a uniform performance measurement system that aligns the goals, objectives, and ultimately compensation, of each executive officer and senior manager with the strategic goals of the Company.
In 1995, the Board of Directors, along with senior management, re-defined the Company's strategic goals. Base compensation, merit and bonus awards are based primarily on the individual's attainment of predetermined goals and objectives as well as the Company's ability to increase shareholder value. The Company measures shareholder value using the concepts of "economic profit" and "Sealright Value Added", or SVA. The Compensation Committee also relies on underlying earnings performance in determining performance-based compensation. The Compensation Committee has not yet adopted a policy with respect to the $1,000,000 limitation on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, since current compensation levels fall significantly below that amount.

Fiscal 1996 Compensation

    Beginning with 1996 compensation, the first year under which the new compensation policy was effective, the Company's executive compensation integrated annual base salary and bonuses. Executive bonuses are determined as part of the Leadership Incentive Plan (LIP). The LIP's goal attainment is based on the Company achieving its SVA target as well as attaining other strategic goals. The compensation policies, as implemented, endeavor to enhance the profitability of the Company, and thus shareholder value, by tying the financial interests of the management with those of the Company.

Base Salary

    As a general matter, an executive officer's base salary is subjectively positioned so as to reflect the experience and performance of such executive officer and the performance of the Company. The Compensation Committee initially determines the amount of base salary based on factors such as prior level of pay, quality of resume, responsibilities of the position and salary levels of similarly positioned executives in other companies of comparable size within the Company's industry. Since many of the companies in the Company's peer group (for purposes of the performance graph, below) are much larger than the Company, the Compensation Committee does not directly compare the salaries of the Company's executives exclusively with those of its peer group. The Committee believes that such a comparison would result in overstating the appropriate level of executive compensation.

    The Compensation Committee subjectively granted a raise to one executive's base salary and reduced another executive's base salary by 5% based on, in the order of priority: (i) published surveys of other executive officer median base salary increases of manufacturing companies (not just those companies listed in the Company's peer group), (ii) overall Company performance (based primarily on SVA), and
(iii) the executive officer's individual performance (as evidenced by informal evaluations by other executives and/or the Board of Directors). The surveys referred to in (i) above are produced by a leading executive compensation publication and reflect the percentage increases to annual base salary of other manufacturing companies' executive officers.

Leadership Incentive Plan

    For its executive officers and other key employees, the Company's Leadership Incentive Plan couples compensation to the Company's SVA target and other strategic goals. Under the LIP, each participating officer and key employee is assigned a payout percentage which, when multiplied by his/her base salary, establishes the amount of his/her annual bonus. The bonus payout is paid in a combination of cash and common stock of the Company, depending on the percent of goal attainment. As the percent of goal attainment increases, the percent of bonus payout in the form of common stock increases. The common stock would be issued at a 25% discount to the market price at the date of award and placed in trust, restricted from resale for three years following the bonus payout date. Dividends declared on the common stock, if any, are paid to the employee.

    For 1996, the Company did not achieve its minimum LIP target.
However, three executive officers received cash bonus payouts which were made under the terms of pre-existing employment agreements.

Stock Option Awards

    The Compensation Committee also awards stock options to executive officers and key employees under the 1987 Plan, the 1995 Plan, or otherwise. The Committee believes that stock options are an effective incentive for executives to create value for shareholders since the value of an option bears a direct relationship to appreciation in the Company's stock price. The Compensation Committee subjectively and informally determines the granting of stock options. In making the determination, the Committee examines (I) the Company's performance, as determined by SVA , other subjective measures, and the market price of its common stock, (ii) the number and exercise price of options then held by each executive, (iii) the total stock holdings of the executive officer, (iv) the individual performance of the executive (as informally evaluated by other executives and/or the Board), (v) the executive's potential contribution to the Company, and (vi) the executive's position with the Company. The Compensation Committee does not separately weigh such criteria, but rather views the mix of information with respect to each executive officer.

    During 1996, the Compensation Committee granted 55,000 options to four executive officers in conjunction with each officers' new responsibilities with the Company. No options were awarded to existing officers during 1996.

President and CEO Compensation

    The Compensation Committee decided not to change Mr. Marcy's base annual salary during 1996, nor were any options granted to Mr. Marcy. Mr. Marcy received a cash bonus which was made under the terms of a pre-existing employment agreement. Mr. Marcy's base compensation and bonus were set based on the foregoing policies.

Summary

    The Compensation Committee believes that the executive officers of the Company are dedicated to achieving significant improvements in long-term financial performance, and that the compensation policies and programs contribute to achieving this focus. The Compensation Committee believes that the compensation levels during fiscal 1996 adequately reflected the Company's compensation goals and policies.


The Compensation Committee report is submitted by:

                   G. Kenneth Baum
                   Robert F. Hagans
                   William D. Thomas





                          Company Performance

     The following graph shows a five-year comparison of cumulative total returns for the Company, the NASDAQ Composite and an index of peer companies selected by the Company.


              Comparison Of Five-Year Cumulative Total Return
       (Sealright Co., Inc., NASDAQ Composite, and Peer Group)
                                  Dollars
















              1991    1992    1993     1994    1995    1996

Sealright    100.00  109.18  77.69    95.77   60.36   58.71
Peer Group   100.00  119.54 120.67   127.68  151.59  189.55
NASDAQ       100.00  115.45 132.48   128.25  179.44  220.19



     The total cumulative return on investment (change in the year-end stock price plus dividends reinvested at the ex-dividend date) for each of the periods for the Company, the peer group and the NASDAQ Composite is based on the stock prices at the end of fiscal year 1991, assuming a $100 investment. The graph compares the performance of the Company with that of the NASDAQ Composite and peer companies selected by the Company with the investment weighted at the beginning of the period based on market capitalization.

     The peer group consists of the following companies: Bemis Company, Inc., James River Corporation of Virginia, Kerr Group, Inc., Liqui-Box, Inc., Shorewood Packaging Corporation and Sonoco Products Company. The peer group was approved by the Compensation Committee.


            Proposal Two:  Approval of Independent Auditors

     For 1996, KPMG Peat Marwick LLP audited the consolidated financial statements of the Company and its subsidiaries.
Representatives of KPMG Peat Marwick LLP will attend the Annual
Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to questions by shareholders.

     The Board of Directors has selected KPMG Peat Marwick LLP as independent public accountants of the Company for 1997 and is therefore asking the shareholders to approve the appointment.


        Proposal Three:  Shareholder Proposal Relating to the Sale
                              or Merger of the Company


Dr. Charles Miller, 23 Park Circle, Great Neck, New York, who owns 600 shares of common stock, has indicated that he will introduce the following resolution at the Annual Meeting:

Resolved: that the shareholders of the Company recommend and deem it desirable and in their best interest that the board of directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternatives should include, but not be limited to, the possible sale, merger or other transaction involving the Company.

                 Shareholder's Supporting Statement

In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company over the past five years, the deplorable stock price, and in my opinion, ineffective management, the board of directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company

I am a co-founder of the Investor Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long suffering.

Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS Fund, which specializes in increasing the value of under-performing companies, has stated:

      "Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital. When a company's management and board cannot meet that goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated.

      If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no confidence to the board, reminding them that they have to hold management
      - and themselves - to a higher standard."

I URGE YOUR SUPPORT.  VOTE FOR THIS RESOLUTION



             BOARD OF DIRECTORS' STATEMENT IN OPPOSITION


The Board of Directors believes that this proposal to engage an investment banker would not be in the Company's best interests at this time and recommends a vote AGAINST the proposal.

The Board and management believe that maximizing shareholder value is best accomplished by causing the Company to be operated efficiently in order to increase operating earnings. To this end, the Company continues to develop strategic business plans and implement procedures to improve the operating performance of the Company. The Board and management believe that the continued focus on improvement in the Company's performance and the diligent pursuit of the Company's strategic business plans will maximize shareholder value.

The Board is opposed to the proposal to engage an investment banker at this time to explore all alternatives available to enhance the value of the Company. During the last 18 months, the Company has undergone extensive restructuring and personnel changes in order to improve the operating efficiency of the Company in an effort to maximize shareholder value. In addition, the Board has implemented a strategic plan that focuses on building partnerships with customers. These changes were made at great expense to the Company, and the Board believes that the Company and its shareholders are best served by allowing the changes a reasonable time to take effect. The Board believes that it would be imprudent and not in the best interests of the Company and its shareholders if the Company's recently implemented strategic business plans are abandoned before such plans are given the proper time to achieve results.

For the foregoing reasons, the Board of Directors recommends a vote AGAINST this proposal.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE RESOLUTION UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

       Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company, as well as persons who own more than 10% of the Company's outstanding common stock ("Reporting Persons"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. The Company believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them.

                   1998 Shareholder Proposals

     In the event any shareholder intends to present a proposal at the Annual Meeting of Shareholders to be held in 1998, such proposal must be received by the corporate secretary of the Company, in writing, on or before December 1, 1997, to be considered for inclusion in the Company's next Proxy Statement.

                Voting Proxies and Other Matters

     Proxies will be voted in accordance with the choices specified on the form of proxy. If no choice is specified, shares will be voted: (i) "FOR" the nominees listed on the Proxy and in this Proxy Statement, (ii) "FOR" the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for 1997, and (iii) "AGAINST" approval of the shareholder proposal requiring the Company engage an investment banker to explore alternatives to enhance shareholder value.

     Management of the Company does not intend to present any business to the Shareholders at the Annual Meeting except as indicated herein and presently knows of no other business to be presented at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named in the accompanying form of Proxy will vote the Proxy in accordance with their judgment of the best interests of the Company on such matters.

                           BY ORDER OF THE BOARD OF DIRECTORS

                           /S/ Charles F. Marcy

                           Charles F. Marcy
                           President and CEO
                           March 31, 1997